Exhibit 4.7

STRIVE, INC.
200 Crescent Ct, Suite 1400
Dallas, TX 75201

December 3, 2025

Vivek Ramaswamy
VIA EMAIL

Mr. Ramaswamy:

Reference is made in this agreement (the “Letter Agreement”) to (i) the Amended and Restated Articles of Incorporation of Strive, Inc., a Nevada corporation (the “Company”), as amended as of the date hereof (the “Articles”), (ii) the Company’s Pre-Funded Warrants to Purchase Class A Common Stock outstanding as of the date of this Letter Agreement, having an exercise price of $0.0001 per share (the “Pre-Funded Warrants”) and (iii) the Company’s Common Stock Purchase Warrants outstanding as of the date of this Letter Agreement, having an exercise price of $1.35 per share (the “Traditional Warrants” and together with the Pre-Funded Warrants, the “Warrants”). Capitalized terms used but not defined herein shall have the meaning set forth in the Articles.

As used in this Letter Agreement, a “Third Party Offer” shall refer to: any, direct or indirect, purchase offer, tender offer or exchange offer by any Person (as defined in any Warrant) other than the Company pursuant to which holders of Class A Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property, provided that such offer is both (1) accepted by the holders of 50% or more of the outstanding Class A Common Stock (2) deemed, in each case by a vote of the majority of the Board of Directors of the Company, to (a) be made in good faith, (b) contain all material terms of the proposed transaction, (c) be capable of being accepted and forming a legally binding contract upon acceptance, and (d) be made by a person with the financial ability and authority to consummate the transaction.

The parties hereto hereby acknowledge and agree as follows:

1)
Limited Conversion Right. Solely to the extent necessary to prevent the consummation of a Third Party Offer (as defined herein), as determined by a vote of the majority of the Board of Directors of the Company in its sole discretion, the Company shall have the right, but not the obligation, to demand that Vivek Ramaswamy (the “Stockholder”) convert a number of shares of Class B Common Stock to Class A Common Stock to the extent necessary to prevent the completion of such Third Party Offer (such conversion, a “Limited Conversion”). Upon receipt of written notice of such demand in accordance with the terms of this Letter Agreement, the Stockholder hereby agrees that the Company may take all necessary steps to cause the Limited Conversion to be completed to the fullest extent permitted by applicable law.

2)
Principal Stockholder Conversion Right. Solely to the extent that a Limited Conversion would be unable to prevent the consummation of a Third Party Offer, as determined by the Board of Directors of the Company in its sole discretion, the Company shall have the right, but not obligation, to demand that the Stockholder exercise his rights as Principal Stockholder and elect to cause a Principal Stockholder Conversion, whereby all shares of the Company’s Class B Common Stock shall be converted to shares of the Class A Common Stock. Upon receipt of written notice of such demand in accordance with the terms of this Letter Agreement, the Stockholder hereby agrees that the Company may take all necessary steps to cause the Principal Stockholder Conversion to the fullest extent permitted by applicable law.

3)	Other Agreements.

a.
Consultation, Evaluation of Alternatives. Prior to any demand for a Limited Conversion or Principal Stockholder Conversion, the Company shall consult with (but will not be required to obtain consent from) the Stockholder and evaluate alternatives proposed by the Stockholder.

b.
No Requirement to Exercise Rights, Prevent Third Party Offer. This Letter Agreement shall not obligate the Company to exercise its rights hereunder or take any actions to prevent a Third Party Offer from being consummated.

c.
Transfers, Principal Stockholder Status; Subsequent Acquisition of Shares. This Letter Agreement shall not restrict the Stockholder from transferring any of his shares of Common Stock; provided, that (i) the Stockholder shall continue to hold at least one share of Common Stock for the purpose of being considered the Principal Stockholder and exercising the Principal Stockholder Conversion, and (ii) to the extent that the Stockholder transfers any shares of Class B Common Stock to another holder and such shares do not convert to shares of Class A Common Stock pursuant to their own terms, such transferee shall execute a joinder to this Letter Agreement. Any shares of Class B Common Stock acquired by the Stockholder subsequent to the date hereof shall be subject to the terms and conditions of this Letter Agreement. For the avoidance of doubt, shares of Class B Common stock acquired by any affiliate of the Stockholder shall not be subject to the terms and conditions of this Letter Agreement.

d.
Other Exercise of Principal Stockholder Conversion, Other Conversion Rights. Nothing herein shall prevent the Stockholder from electing to cause a “Principal Stockholder Conversion” prior to a demand by the Company or electing to convert any or all of his shares of Class B Common Stock to Class A Common Stock, and nothing herein shall waive any rights of the Stockholder from exercising any right given to the Stockholder as described in the Articles.

4)
Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Letter Agreement.

5)
Amendments. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Company and the Stockholder.

6)
Governing Law. This Letter Agreement is governed by and will be construed in accordance with the laws of the State of Nevada, excluding any conflict-of-laws rule or principle (whether of Nevada or any other jurisdiction) that might refer the governance or the construction of this Letter Agreement to the law of another jurisdiction.

7)
Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of courts of the State of Nevada located in Clark County, Nevada or the federal courts of the United States of America located in Clark County, Nevada in the event any dispute arises out of this Letter Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any action relating to this Letter Agreement or any of the transactions contemplated by this Letter Agreement in any court other than the courts of the State of Nevada located in Clark County, Nevada or the federal courts of the United States of America located in Clark County, Nevada. Each party hereto hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in this Letter Agreement shall be effective service of process for any suit or proceeding in connection with this Letter Agreement.

8)
Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

9)
Counterparts. The Company or the Stockholder may file an original counterpart or a copy of this section with any court as written evidence of the consent of any of the parties hereto to the waiver of their rights to trial by jury.

10)
Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the parties hereto fail to comply with any of the obligations imposed on them by this Letter Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Each party hereto shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Letter Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

11)
Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

12)
Term. This Letter Agreement shall terminate upon the earlier of (i) the exercise and/or expiration of all of the Warrants such that no Warrants remain outstanding, (ii) the conversion of all shares of Class B Common Stock to Class A Common Stock or (iii) written notice by the Company to the Stockholder.

13)	No Third-Party Beneficiaries. This Letter Agreement is not intended to confer upon any person, except for the parties hereto, any rights or remedies hereunder.

14)
Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(Signature page follows)

Sincerely,

STRIVE, INC.

By:	/s/ Benjamin Pham
Name:	Benjamin Pham
Title:	Chief Financial Officer

Acknowledged and Agreed:

/s/ Vivek Ramaswamy
Vivek Ramaswamy

[Signature Page to Conversion Letter Agreement]